EXHIBIT 16.1
September 11, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Ladies and Gentlemen:
We have read Item 4.01 of 180 Connect Inc.’s Current Report on Form 8-K/A dated September 11, 2007, and agree with the statements made therein. We have no basis to agree or disagree with respect to information regarding other accountants contained in Item 4.01 nor any information contained in this Form 8-K. We did not conduct a review of the financial statements of Ad. Venture Partners, Inc. for any period subsequent to June 30, 2007.
Yours truly,
/s/ Eisner LLP
EISNER LLP